Exhibit 99.2

December 31, 2016	QUARTERLY REPORT

Dear Shareholder:

The fourth quarter of 2016 included the culmination of the most interesting election cycle in generations. While the full impact of the policy changes promised by the President-elect cannot be predicted, the financial markets reacted immediately. Since November 8th, the major U.S. equity indices reached all-time highs and the yield on the benchmark 10 year U.S. Treasury bond increased to over 2.50%, a recent high. Also during December, the Federal Reserve raised the target Fed Funds rate by .25% and foreshadowed that additional increases are likely to take place during 2017. Bank stocks were a clear beneficiary of Mr. Trump’s election as funds flowed into the sector anticipating that corporate tax relief, higher interest rates, regulatory relief, and a strengthening economy would support future earnings growth across the industry. C&N participated in the late year rally and closed 2016 at $26.20 per share, an increase of 24.76% from $21.00 a year earlier.

Through all of the drama in the broader national environment, C&N delivered another solid quarter of financial performance. The growth in loans, deposits, and trust assets under management over the past year are beginning to drive revenue growth, expense increases resulting from investment in future capacity began to moderate, and credit quality remains strong. Also during the fourth quarter, C&N submitted an application to establish a loan production office in Elmira, New York. We are pleased to report the formal approval of that application in early January and expect the office to open during February. It is a very positive step in expanding our presence in southern New York as we pursue opportunities to build the C&N franchise.

Earnings were $1.30 per share for the year ended December 31, 2016 as compared to $1.35 in 2015. Fourth quarter 2016 earnings per share were $0.35 in comparison to $0.33 for the fourth quarter 2015. Return on average assets (ROAA) for 2016 was 1.28% and return on average equity (ROAE) was 8.37% as compared to ROAA of 1.32% and ROAE of 8.72% during 2015.

Net interest income of $40.4 million was 1.22% higher than 2015 and the net interest margin was 3.76%, or 0.07% higher than 2015. The improvement in the margin reflects our strategy to reduce the cost of borrowed funds and drive a more favorable mix of earning assets. Average total loans outstanding were higher by $65.3 million (9.9%) in 2016 as compared to 2015, while average total available-for-sale securities were lower by $74.2 million. Average total deposits increased $2.2 million (.2%) and average total borrowed funds declined $15.1 million (19.5%).

The provision for loan losses for 2016 exceeded the corresponding amount for 2015 by $376,000. The higher provision in 2016 included an increase of $148,000 as compared to 2015 from changes in specific allowances on loans individually identified as impaired, net of charge-offs. The remainder of the increase was due to continued effects of loan growth and slight increases in net charge-off experience and qualitative factors used in determining the collectively evaluated portion of the allowance.

Noninterest revenue increased $33,000 (.2%) in 2016 as compared to 2015, though the total for 2015 included a gain of $212,000 from a split dollar life insurance policy. Net gains from sales of loans and trust revenues increased by $294,000 (40.0%) and $134,000 (2.9%) reflecting strong performance in the residential lending and wealth management businesses. They were partially offset by decreases in the value of mortgage servicing rights, service charges on deposit accounts, and brokerage revenue.

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In 2016, realized gains from securities sales totaled $1.158 million, including gains from sales of bank stocks of $1.125 million. In 2015, C&N generated gains from sales of securities totaling $2.861 million, including gains from sales of bank stocks of $2.220 million and also incurred losses of $2.573 million from prepayments of principal on a borrowing in the second and fourth quarters totaling $34 million.

Noninterest expenses, excluding loss on prepayment of borrowings, in 2016 exceeded the amount for 2015 by $1.7 million (5.2%). Salaries and wages expense increased $729,000 (5.0%). Several new positions were established in the latter portion of 2015 and early 2016, including new positions for lending, lending support, information technology, training, human resources and marketing functions. Professional fees expense increased $488,000, including increases related to employee sales and service training, information technology and marketing functions.

C&N remains well positioned to pursue growth and expansion by virtue of its very strong capital base. We continue to support shareholder value through cash dividends and a stock repurchase program as we seek opportunities for growth and expansion. Dividends declared/paid were $.26 per share in all four quarters of 2016, consistent with the levels in the previous year. Total dividends paid were $1.04 producing an annualized yield of 3.97% based on the December 31, 2016 closing market price of $26.20. In the second quarter 2016, we completed the 2014 repurchase program of 622,500 shares. In April 2016, the Board announced a new common stock repurchase program for the acquisition of up to 600,000 shares. There have been no repurchases of stock under the new program.

Finally, the totals are in for our 2016 Giving Back, Giving Together campaign to raise funds for volunteer emergency services organizations throughout the communities we serve. We set a goal of generating $50,000 through this effort, consistent with the amount raised in 2015 to fight hunger. We not only exceeded this goal, we crushed it, raising a total of just over $64,000!! Thank you to the many members of our community that joined us in this cause and to the C&N Team for your extraordinary efforts to support the people that make our communities a better, and safer, place to live.

To all of our shareholders, we appreciate your investment and ongoing support.

J. Bradley Scovill

President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	4TH	4TH
	QUARTER	QUARTER
	2016	2015
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$11,106	$11,036	$70	0.63%
Interest Expense	920	1,087	(167)	-15.36%
Net Interest Income	10,186	9,949	237	2.38%
(Credit) Provision for Loan Losses	(3)	319	(322)	-100.94%
Net Interest Income After (Credit) Provision for Loan Losses	10,189	9,630	559	5.80%
Other Income	4,031	3,999	32	0.80%
Net Gains on Available-for-sale Securities	69	1,776	(1,707)	-96.11%
Loss on Prepayment of Borrowings	0	1,663	(1,663)	-100.00%
Other Noninterest Expenses	8,558	8,416	142	1.69%
Income Before Income Tax Provision	5,731	5,326	405	7.60%
Income Tax Provision	1,500	1,261	239	18.95%
Net Income	$4,231	$4,065	$166	4.08%

PER COMMON SHARE DATA:
Net Income – Basic	$0.35	$0.33	$0.02	6.06%
Net Income – Diluted	$0.35	$0.33	$0.02	6.06%
Cash Dividend Declared Per Share	$0.26	$0.26	$0.00	0.00%
Number Shares Used in Computation - Basic	12,096,853	12,180,435
Number Shares Used in Computation - Diluted	12,142,845	12,203,951

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	YEARS ENDED
	DECEMBER 31,
	2016	2015
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$44,098	$44,519	$(421)	-0.95%
Interest Expense	3,693	4,602	(909)	-19.75%
Net Interest Income	40,405	39,917	488	1.22%
Provision for Loan Losses	1,221	845	376	44.50%
Net Interest Income After Provision for Loan Losses	39,184	39,072	112	0.29%
Other Income	15,511	15,478	33	0.21%
Net Gains on Available-for-sale Securities	1,158	2,861	(1,703)	-59.52%
Loss on Prepayment of Borrowings	0	2,573	(2,573)	-100.00%
Other Noninterest Expenses	34,744	33,030	1,714	5.19%
Income Before Income Tax Provision	21,109	21,808	(699)	-3.21%
Income Tax Provision	5,347	5,337	10	0.19%
Net Income	$15,762	$16,471	$(709)	-4.30%

PER COMMON SHARE DATA:
Net Income – Basic	$1.30	$1.35	$(0.05)	-3.70%
Net Income – Diluted	$1.30	$1.35	$(0.05)	-3.70%
Cash Dividends Declared Per Share	$1.04	$1.04	$0.00	0.00%
Number Shares Used in Computation - Basic	12,098,129	12,211,941
Number Shares Used in Computation - Diluted	12,128,364	12,233,773

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CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	DEC. 31,	DEC. 31,	DEC. 31, 2016 vs 2015
	2016	2015	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$32,109	$36,061	$(3,952)	-10.96%
Available-for-sale Securities	395,077	420,290	(25,213)	-6.00%
Loans Held for Sale	142	280	(138)	-49.29%
Loans, Net	743,362	696,991	46,371	6.65%
Intangible Assets	11,959	11,972	(13)	-0.11%
Other Assets	59,643	57,823	1,820	3.15%
TOTAL ASSETS	$1,242,292	$1,223,417	$18,875	1.54%

LIABILITIES
Deposits	$983,843	$935,615	$48,228	5.15%
Repo Sweep Accounts	5,175	4,915	260	5.29%
Total Deposits and Repo Sweeps	989,018	940,530	48,488	5.16%
Borrowed Funds	59,454	87,348	(27,894)	-31.93%
Other Liabilities	7,812	8,052	(240)	-2.98%
TOTAL LIABILITIES	1,056,284	1,035,930	20,354	1.96%

SHAREHOLDERS’ EQUITY
Common Shareholders’ Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	186,906	184,959	1,947	1.05%
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on Available-for-sale Securities	(949)	2,493	(3,442)	-138.07%
Defined Benefit Plans	51	35	16	45.71%
TOTAL SHAREHOLDERS’ EQUITY	186,008	187,487	(1,479)	-0.79%
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$1,242,292	$1,223,417	$18,875	1.54%

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